Exhibit C


         The holder hereof has agreed not to transfer this Note except to a successor Trustee under the Trust Indenture dated as of December 1, 1999 of the Mississippi Business Finance Corporation relating to the Bonds (hereinafter referred to).


                            MISSISSIPPI POWER COMPANY
                                 PROMISSORY NOTE


$9,400,000                                                     December 1, 1999

         MISSISSIPPI POWER COMPANY ("Mississippi"), a corporation organized and existing under the laws of the State of Mississippi, acknowledges itself indebted and for value received hereby promises to pay to the order of the Mississippi Business Finance Corporation (the "Issuer"), and its successors and assigns, the principal sum of NINE MILLION FOUR HUNDRED THOUSAND DOLLARS ($9,400,000) together with interest on the unpaid principal balance thereof from the date hereof until Mississippi's obligations with respect to the payment of such sum shall be discharged at the rate or rates borne by the Bonds referred to below. As additional interest hereon there shall be payable, and Mississippi promises to pay when due, amounts which shall equal the premium, if any, due on such Bonds in connection with the redemption thereof. Mississippi further promises to pay the purchase price of such Bonds as hereinbelow provided.

         This Note is issued to evidence the Loan (as defined in the Agreement hereinafter referred to) of the Issuer to Mississippi and the obligation of Mississippi to repay the same and shall be governed by and be payable in accordance with the terms and conditions of a loan agreement (the "Agreement") between the Issuer and Mississippi dated as of December 1, 1999, pursuant to which the Issuer has loaned to Mississippi the proceeds of the sale of the Issuer's $9,400,000 of Revenue Bonds, Series 1999 (Mississippi Power Company Project) (the "Bonds"). This Note (together with the Agreement) has been assigned to Hancock Bank (the "Trustee"), acting pursuant to a trust indenture dated as of December 1, 1999 (the "Indenture") between the Issuer and the Trustee, and may not be assigned by the Trustee except to a successor Trustee pursuant to the terms of the Indenture. Such assignment is made as security for the Bonds. The Bonds are dated and bear interest in accordance with the provisions of the Indenture, and mature on December 1, 2027. The Bonds are subject to redemption prior to maturity as provided therein.

         Subject to the provisions of the Agreement, payments hereon are to be made by paying to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the day payment is due, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and premium, if any, and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise, and the purchase price of Bonds required to be purchased under the Indenture. If (i) on the date any payments on the Bonds are due there are any available moneys on deposit with the Trustee which are not being held for the payment of Bonds due and payable but which have not been presented for payment, or (ii) on any date on which Bonds are required to be purchased pursuant to the Bonds or Article III of the Indenture, there are available moneys on deposit with the Trustee held for the payment of the purchase price which are not being held for the payment of Bonds which have not been presented for payment, then, in each case, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal. Upon the occurrence of an Event of Default, as defined in the Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.

         Neither the officers of Mississippi nor any persons executing this Note shall be liable personally or shall be subject to any personal liability or accountability by reason of the issuance hereof.

         IN WITNESS WHEREOF, Mississippi Power Company has caused this Note to be executed in its corporate name and on its behalf by its President, its Treasurer or a Vice President by his manual signature, and its corporate seal to be impressed hereon and attested by the manual signature of its Secretary or an Assistant Secretary, all as of the date first above written.

                                   MISSISSIPPI POWER COMPANY


                                   By:     ____________________________________
                                           Vice President, Secretary, Treasurer
                                           and Chief Financial Officer

                                   Attest: ____________________________________
                                            Assistant Secretary

                                   ASSIGNMENT


         For value received, pay this promissory note to the order of Hancock Bank, Gulfport, Mississippi, as Trustee under the Trust Indenture, dated as of December 1, 1999, between the Mississippi Business Finance Corporation and
Hancock Bank, Gulfport, Mississippi, as Trustee, securing the payment of Mississippi Business Finance Corporation Revenue Bonds, Series 1999 (Mississippi Power Company Project), in the original principal amount of $9,400,000 without recourse.


                                            MISSISSIPPI BUSINESS FINANCE
                                            CORPORATION


                                            By:________________________________
                                                Executive Director